Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The statement of net assets available for benefits as of December 31, 2023, of Plumas Bank 401(k) Profit Sharing Plan, included in Form 11-K for the year ended December 31, 2024, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Annual Report on Form 11-K of our report, dated June 24, 2024, on our audit of the financial statements of Plumas Bank 401(k) Profit Sharing Plan.

/s/ EIDE BAILLY LLP

Denver Colorado

June 25, 2025